

SEISMIC

Turning Seismic Ideas into Disruptive Successful Investments

INTRODUCTION

Seis·mic: //saizmik /
of enormous proportions



Welcome to **Seismic**, an early-stage growth investor committed to identifying, guiding, and nurturing companies seeking to meaningfully disrupt the space they work in.

We invest in highly motivated management teams and entrepreneurs who demonstrate potential for growth and profit of seismic proportions.

KEY FACTS

We are private growth investors operating within a holding company structure.

Our goal is for our portfolio companies to thrive, and that includes their founders and managers. We invest so all of our interests are aligned.

We are funded by our principals, friends, family, and network, and soon by every kind of investor.

We partner with our portfolio companies to disrupt industries on a seismic scale and create new understandings of product and service segments, as well as wealth for founders, managers, our investors, and our team.

KEY FACTS
for **INVESTORS**

Among the first holding companies of its kind and class, we welcome investors of all ages and levels of income and wealth.



We are conducting a special **seed round for family and friends** (open to accredited investors only). **Contact us** for details.

We plan to launch an SEC Regulation A+ offering in the 1st quarter of 2021, aiming to raise $50 million. There will be a low minimum investment of just $1,000—unprecedented in this asset class.

- *This capital will be invested in 10-15 companies.*

Our diverse set of portfolio companies will be unified by one underlying feature: they all seek to disrupt their markets— those with innovations that make you ask, "why didn't I think of that?"

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

Becoming a Seismic company confers a high-end suite of benefits: enthusiastic, supportive, and patient capital for growth; mentorship; employee benefits; a vast network of supporters; and much more.

Portfolio companies are part of a congenial, collaborative ecosystem that fosters growth.

We are trusted partners for idea exchange, venturing, and collaboration.

- *Strategic planning, structures, technology platforms, management personnel, recruitment, financials, marketing, and sales.*

We assist with non-core yet essential functions.

- *Operations, sales, marketing, HR, IT support, distribution, and more.,*
- *World-class benefits.*

Tapping our networks: connections and guidance that fuel **Seismic** success.

We know how important connections are. That's why we customize for each portfolio company access to our deep, extensive networks—connections that take your firm to new, exciting places.

Our network spans clients, senior managers across industries and disciplines, influencers, and board members, opening doors to sales and partnerships.

Each company requires unique strengths and contacts to ensure growth and success. This is one of our core strengths: we locate and nurture unique advantages each portfolio company can leverage.

LEADERSHIP

FOUNDERS



Steven Weinstein
CEO



Eric White
President



Alice Neuhauser
CFO



Yann Geron, Esq.
Senior Vice President and Board Secretary

ADVISORS

Mitchell Berman
Entrepreneur in Residence

Robert Andrialis
Securities Strategy

Technology and Web Analysis

Brad Paden
Incubation Advisor

Joey K. Tuttle
Information Design & Infrastructure

Robert Finney
Banking / Corp. Finance

CONTACT

SEISMIC

SEISMIC CAPITAL COMPANY

invest@seismic.com
424.512.2200

Name: First Last

Email:

Phone:
(Optional)

Inquiry:

SUBMIT

Seismic Capital Company © 2020 | Privacy Policy

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

VALUES STATEMENT

At Seismic Capital Company, we believe that businesses should meet the highest standards of integrity and accountability—not only to advance the bottom line, but also to promote and protect the environment and our communities. We believe in building a more responsible and sustainable economy; we want to contribute to a world with less inequality and poverty, better health, greater human connections, and more jobs with purpose and dignity. We value and advance diversity and inclusion across all lines.

These principles guide Seismic as a company, and we look for portfolio companies that are also focused on these goals. Our investment policy includes principles of social responsibility. When we evaluate companies for investment, we look for businesses that:

- Are in full compliance with relevant environmental, social, and governance (ESG) laws and regulations.
- Respect the human rights of workers and protections for health and safety.
- Uphold high standards of business integrity, avoiding corruption in all its forms, and complying with anti-bribery and AML-CFT (anti-money laundering and combating the financing of terrorism) requirements.

As we grow, we will seek formal recognition as a Certified B Corporation (https://bcorporation.net/); for now, we are putting Certified B Corporation practices into place today.

- Certified B Corporations balance purpose and profit.
- They consider the impact of their decisions on their workers, customers, suppliers, community, and the environment.
- B Corporations form a community of leaders, driving a global movement of people using business as a force for good.

Seismic Capital Company values entrepreneurship, innovation, creativity and financial growth—in harmony with a mandate to operate a responsible and ethical business.

spw@seismic.company
+1 (424) 512-2200

SEISMIC

Seismic Capital Company © 2020 | Privacy Policy

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.